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EXHIBIT 3.1

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 03:49 PM 06/02/2004
                                                       FILED 03:49 PM 06/02/2004
                                                    SRV 040410580 - 3159137 FILE

                              ISLAND PACIFIC, INC.
                           CERTIFICATE OF DESIGNATION

         Steven Beck and Ran Furman hereby certify that:

         A. They are the duly elected and acting President and Secretary of Island Pacific, Inc., a Delaware corporation (tote "Corporation").

         B. The Board of Directors of the Corporation (the "Board") duly adopted the following resolution:

         WHEREAS, the Certificate of Incorporation of the Corporation authorizes the Preferred Stock of the Corporation to be issued in series and authorizes the Board to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series; and

         WHEREAS, the Board desires, pursuant to its authority, to fix the terms of a series of Preferred Stock, the number of shares constituting that series, and the designations of that series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby fix and determine the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to a series of Preferred Stock as follows:

         A. Two Million Five Hundred Seventeen Thousand Two Hundred Thirty-Three (2,517,233) of the authorized shares of Preferred Stock are hereby designated "Series B Convertible Preferred Stock" (the "Series B Preferred").

         B. Rights and Preferences of Series B Preferred. The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

         1. DIVIDEND RIGHTS.

                  (a) The holders of shares of Series B Preferred shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior arid in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly at indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.136 per share per annum for the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, "Recapitalizations")), payable within thirty (30) days of the first day of each fiscal year Such dividends shall accrue on each share from January 1, 2005, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the mutual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series B Preferred shall not heat interest. Cumulative dividends with respect to a share of Series B Preferred which are accrued, payable and/or in arrears shall, upon

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conversion of such share to Common Stock, subject to the rights of series of
Preferred Stock which may from time to time come into existence, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment shall be made ratably among the holders of Series B Preferred in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

                  (b) After payment of any dividends pursuant to Sections (1.)(a), any additional dividends shall be distributed among all holders of Common. Stock and all holders of Series B Preferred in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such series of Preferred Stock were converted to Common Stock at the then effective conversion rate for each such series of Preferred Stock.

         2. VOTING RIGHTS.

                  (a) Except as otherwise provided herein or by lave, each holder of shares of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred will be converted (with any fractional share determined on an aggregate conversion basis being rounded to the neatest whole share.), at each meeting of the stockholders of the Corporation (and for purposes of written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of time Corporation for their action or consideration, and shall be entitled notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, anal except as provided in Section 1(b), shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote.

                  (b) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, for so long as any shares of Series B preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred) remains outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the outstanding Series B Preferred voting as a separate class shall be necessary For any amendment, alteration, or repeal of any provision of the Corporation's Certificate of Incorporation (including this Certificate of Resignation), that alters or changes the voting powers, preferences, or other special .rights or privileges, or restrictions of the Series B Preferred so as to affect them adversely.

         3. LIQUIDATION RIGHTS.

                  (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or the sale of substantially all of the assets of the Corporation (a "Liquidation"), before any distribution or payment shall be trade to the holders of any Common Stock, after payment in full of the liquidation preference of the Series A preferred Stock, the holders of Series B Preferred shall be entitled to be paid oat of the assets of the Corporation an amount per share of Series B Preferred equal to $2.27 ("Initial Series B Issuance Price") plus any accrued but unpaid dividends for each share of Series B Preferred held by them.



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                  (b) If, upon any such liquidation, distribution, ox winding up, the assets of the Corporation shall be insufficient to pay the holders of the Series B preferred the full amount to which they shall be entitled, subject to the rights of any series of Preferred Stock that may from time to time come into existence, then such assets of the Corporation shall be distributed to the holders of Series B Preferred, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (c) After the payment of the full liquidation preference of the Series A Preferred and the Series B Preferred, and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series B Preferred.

         4. CONVERSION. The holders of the Series B Preferred shall have the following tights with respect to the conversion of the Series B Preferred into shares of Common Stock (the "Conversion Rights"):

                  (a) MANDATORY CONVERSION. Upon the Corporation's filing of an amendment to its Certificate of Incorporation increasing the number of shares of Common Stock the Corporation is authorized to issue, sufficient to permit full conversion of all Series B Preferred shares into shares of common stock ("Conversion Event), each share of Series B Preferred outstanding shall automatically convert into the number of shares of the Corporation's Common Stock determined by dividing (i) the Conversion Value per share by (ii) the Conversion Price per share (each as defined below).

                  (b) CONVERSION VALUE. The conversion value for each share of Series B Preferred ("Conversion Value") shall be equal to Three Dollars ($3.00).

                  (c) CONVERSION PRICE. The conversion price for each share of Series B Preferred ("Conversion Price") shall be equal to One Dollar ($1.00), subject to adjustment as provided in this Section 4.

                  (d) MECHANICS OF CONVERSION. On the date of the Conversion Event each certificate representing shares of Series B preferred outstanding shall automatically, without any further action on the part of the holder, be deemed to represent such number of shares of Common Stock such shares of Series B Preferred ate convertible into and the holders of Series B Preferred shall thereafter be treated for all purposes as the record holder of such shares of Common Stock, If any holder of shares of Series B Preferred desires, it may surrender its certificate representing its Series B Preferred to the Corporation or the Corporation's transfer agent for the Series B Preferred and the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stork to which such holders shares of Series B Preferred have been converted and shall promptly pay in cash the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred (determined based on the closing price of the Corporation's Common Stock on the date of the Conversion Event) as set forth in
Section 3(k) below. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen

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or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time afar the date that the first share of Series B Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before that subdivision shall, be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Preferred Conversion Price then in effect by a fraction of the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (h) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock is issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                  (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, at subject to further adjustment as provided herein.

                  (h) ADJUSTMENT FOR MERGER REORGANIZATION. In case of any consolidation or merger of the Corporation with or into another corporation, each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other



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securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation or merger.

                  (i) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of tabs Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

                  (j) NOTICE OF RECORD DATE. If prior to the occurrence of the Conversion Event:

                           (i) the Corporation declares a dividend (or any other
distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                           (ii) the Corporation subdivides or combines its
Outstanding shares of Common Stock;

                           (iii) there is any reclassification of the Common
Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock, or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or

                           (iv) there is a Liquidation of the Corporation,

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten
(10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

                                    (A) the record date of such dividend,
distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                                    (B) the date on which such reclassification,
consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to "change their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

                  (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof

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shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing amp fractional share, pay cash equal to the product of such fraction multiplied by the closing price of the Corporation's Common Stock traded on the American Stock Exchange on the date of the Conversion Event (or if the Corporation's Common Stock is not traded on the American Stock Exchange on the date of the Conversion Event, the fair market value if the Corporation's Common Stock as determined by the Board of Directors).

         5. REDEMPTION RIGHT.

                  (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, at the individual option of each holder of shares of Series B Preferred, this Corporation shall redeem, on March 31 of each year commencing with March 31, 2005 and continuing thereafter (each a "Series B Redemption Date."), the number of shares of Series B Preferred held by such holder that is specified in a request for redemption delivered to this Corporation by the holder on or prior to the December 31 immediately preceding the applicable Series B Redemption Date, by paying in cash in exchange for the shares of Series B Preferred to be redeemed a sum equal to the Initial Series B Issue Price per share of Series B Preferred (subject to adjustment for any Recapitalizations) plus all accrued but unpaid dividends on such shares (the "Series B Redemption Price").

                  (b) At least fifteen (15) but no more than thirty (30) days prior to a Series B Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred to be redeemed, at the address last shown on the records of this Corporation for such holder, (i} notifying such holder of the redemption to be effected on the Series B Redemption Date, specifying the number of shares to be redeemed from such holder, the Series B Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed and (ii) notifying any holder not already participating in such redemption of its rights, subject to the requirements of this Section 5 to participate in such redemption (the "Redemption Notice"). Except as provided in
Section 5(c), on or after a Series B Redemption Date, each holder of Series B Preferred to be redeemed on such Series B Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the mariner and at the place designated in the Redemption Notice, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

                  (c) From and after each Series B Redemption Date, unless these shall have been a default in payment of the Series B Redemption Trice, all rights of the holders of shares of the Series B Preferred designated for redemption on such Series B Redemption Date in the Redemption Notice (except the right to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever, if the funds of this Corporation legally available for redemption of shares of Series B Preferred Stock on a Series B Redemption Date are insufficient to redeem the



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total number of such shares of Series B Preferred Stock to be redeemed on such date, those funds that ate legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of the Series B Preferred Stock receives the wane percentage of the Series B Redemption Price for each share of such series. The shares of Series B preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Corporation are legally available fox the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obligated to redeem on any Series B Redemption Date but that it has not redeemed

         6. RESERVATION OF SHARES.

         After the occurrence of the Conversion Event the Corporation shall at all tames reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         IN WITNESS THEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and attested to by its Secretary this 2nd day of June, 2004.


                                   /s/ Steven Beck
                                   ------------------------------------
                                   Steven Beck, President


                                   /s/ Ran Furman
                                   ------------------------------------
                                   Ran Furman, Secretary



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